Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

We, as members of management of The Thai Capital Fund, Inc. (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 30, 2008, and from December 31, 2007 through May 30, 2008.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 30, 2008, and from December 31, 2007 through May 30, 2008, with respect to securities reflected in the investment account of the Fund.


The Thai Capital Fund, Inc.


By:

/s/ John J. O?Keefe




Vice President and Treasurer

Title

February 5, 2009

Date